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                                                                   EXHIBIT 10.10

                              CONSULTING AGREEMENT

            THIS AGREEMENT (the "Agreement") is made by and between OccuLogix Corporation, a Florida Corporation (the "OccuLogix"), and Dipl. Ing. Hans K. Stock, an individual living in Germany ("Stock").

            WHEREAS, Stock seeks to assist OccuLogix in procuring a license (the "License") to US patent 6,245,038 issued June 12, 2001 (the "Patent") from Prof. Dr. Helmut Borberg and or Prof. Dr. Richard Brunner, both individuals living in Germany and both listed as inventors in provisional US patent application 60/034,909 (the "Inventors") which is the parent and domestic-priority application of US letters patent 6,245,038 issued June 12, 2001, and

            WHEREAS, OccuLogix desires to acquire the License to the Patent and requests Stock's assistance in procuring said License.

            NOW THEREFORE, in consideration for the Retainer and Consulting Payments as described below, and other good and valuable consideration, the Parties enter into this Consulting Agreement in accordance with the terms set forth below.

1. Representation by Stock. Stock warrants that he is a natural person living in Germany who, along with Prof. Dr. Richard Brunner and Prof. Dr. Helmut Borberg, is listed as an inventor in provisional US patent application 60/034,909 which is the parent and domestic-priority application of US letters patent 6,245,038 issued June 12, 2001.

2. Representation by OccuLogix. OccuLogix represents that it is a bona fide corporation in good standing in Florida.

3. Patent Rights. Shall mean any and all of the rights, title, ownership and interests in and to US letters patent 6,245,038 and any and all inventions, modifications, continuations-in-part, extensions, divisions, improvements, etc., in any and all areas that relate directly to the Patent, regardless of whether such inventions or improvements are patentable or may become patented; It is expressly agreed that any and all such inventions, modifications, continuations-in-part, extensions, divisions, improvements, etc. shall automatically be incorporated herein without the payment of any additional fees, royalties or any other compensation or considerations of any kind.

4. Consulting Retainer Payments. OccuLogix agrees to pay Stock Fifty Thousand Dollars ($50,000 USD) annually as an advance and credited against any and all Consulting Payments paid in accordance with this License. Such Consulting Retainer Payments shall be paid to Stock in equal payments of Twelve Thousand Five-hundred Dollars ($12,500 USD), made quarterly, on or before the expiration of Forty-five (45) days after the reporting close of each prior calendar quarter. The initial payment of Twelve Thousand Five-hundred Dollars ($12,500 USD) shall be due and payable within Forty-five (45) Days of the Effective Date herein.

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5.    Consulting Payments. OccuLogix agrees to pay Stock a total of One Percent
      (1.0% USD) of Total Net Revenues that OccuLogix receives from the bona fide commercial sales of its Products sold in reliance and dependence upon the validity of the Patent's claims and of the Patent Rights in the Territory. All payments due hereunder shall continue until the termination of the Agreement, to Stock, his assigns, heirs, or otherwise; even in the event of Stock's death.

6. Accounting and Timing of Royalty Payments. Upon making each Royalty Payment, Licensee shall provide Stock with a summary of the accounting used to determine the amount of Royalty Payment due. Royalty Payments shall be made by wire transfer and shall be computed on Total Net Revenues received by the Licensee by the reporting close of each calendar quarter and distributed and paid to Stock and on a quarterly basis, on or before the expiration of Forty-five (45) days after the reporting close of each prior calendar quarter.

7. Territory. Shall mean the United States and any other jurisdictions subject to recognizing any valid claims of the Patent or of the Patent Rights.

8. Total Net Revenues. shall mean total gross revenues less any discounts, rebates, shipping costs, handling costs, transportation insurance costs, importation fees, and duties on any and all Products sold by the Licensee in the Territory and which are sold in reliance upon and specifically used in accordance with or subject to any of the valid claims of the Patent.

9. Records. OccuLogix agrees to keep complete and correct books, accounts and records according to Generally Accepted Accounting Principles (GAAP) regulations to facilitate computation of Royalty Payments. Stock, or his representatives acceptable to OccuLogix, shall have a full right of accounting including the right to confidentially examine OccuLogix's books and records, at all reasonable times and upon reasonable notice, for the purpose of verifying the amount of Royalty Payments due.

10. Products. Shall mean any of the Licensee's products, goods or technologies sold to unaffiliated third parties in the Territory for the purposes of providing extracorporeal therapies for the treatment of the opthalmic diseases as defined by any valid claim(s) of the Patent. In this case, Licensee's sale of extracorporeal filters and tubing sets for use in any and all opthalmic indications.

11. Term. The Royalty Payments shall be due to Stock beginning with the first bona fide commercial sale of any Product in the Territory and shall terminate upon the first of any of the following three events to occur: a) All patents of the Patent Rights expire, b) All patent claims of the Patent Rights are invalidated, or c) A similarly fashioned competitive extracorporeal product, method or technology is commercially introduced in the Territory for use in opthalmic indications that could not be deterred by best-efforts enforcement/infringement proceedings brought by Licensee against the competitive product, method or technology where such proceedings are made in reliance in full or in part upon the Patent's claims and or the Patent Rights.

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12.   Relationship of the Parties; Indemnification. It is agreed that this
      Agreement does not make either Party herein a general or special agent, legal representative, subsidiary, joint venturer, partner, employee or servant of the other Party herein for any purpose.

13. Breach and Disputes. Any breaching Party shall have Thirty (30) Days from the date of notification to cure such breach. Any dispute between the Parties to this Agreement shall be resolved through binding arbitration, which shall be governed under the rules and regulations of the American Arbitration Association.

14. Forum, Venue and Governing Law. This Agreement shall be governed and interpreted under Delaware law (without applying its conflict of law principles). Exclusive venue for legal proceedings arising hereunder shall be in Hillsborough County, Florida.

15. Entire Agreement. This Agreement supersedes any prior understanding that may have been reached between the Parties and encompasses the entire agreement between the Parties with respect to the Patent and the Patent Rights. The terms of this Agreement are confidential and shall be maintained by the Parties in accordance thereby.

16. Modification. This Agreement cannot be modified except in writing executed mutually between the Parties.

            IN WITNESS WHEREOF, the Parties have signed and executed this Agreement and have caused this Agreement to become effective as of the Effective Date last executed below.

OCCULOGIX CORPORATION                          DIPL. ING. HANS K. STOCK

By:___________________________                 _________________________________

Title:________________________

Date:_________________________                 Date:____________________________